Execution copy

December 9, 2013

Reaves Utility Income Fund
c/o ALPS Fund Services, Inc.
1290 Broadway, 11th Floor
 Denver, CO 80203

BNP Paribas Prime Brokerage International, Ltd.
787 Seventh Avenue
 New York, NY 10019

Ladies and Gentlemen:

Reference is hereby made to the Master Custodian Agreement (the "Custodian Agreement") dated as of June 3, 2013, effective as of December 9, 2013, by and among Reaves Utility Income Fund (the "Fund") and State Street Bank and Trust Company ("State Street") pursuant to which State Street provides custodial services to the Fund in respect of specified securities. The Fund has entered into a securities lending arrangement with BNP Paribas Prime Brokerage International, Ltd. (the "Lending Agent") pursuant to which the Lending Agent acting on behalf of the Fund will loan certain securities held by State Street to third parties. In connection with aforementioned lending activities, State Street, the Fund and the Lending Agent have agreed on certain State Street Third Party Lending Operational Procedures ("Lending Operational Procedures") which are attached hereto as Exhibit A.

Except as otherwise expressly set forth in the Lending Operational Procedures, State Street shall have no responsibility or liability of any kind with respect to securities outside its custodial network or for securities loaned by the Lending Agent, including, without limitation, any responsibility or liability for safekeeping, income collection, corporate actions, tax withholding or any other duty or obligation which State Street would otherwise have under the Custodian Agreement. Additionally, such securities will not be eligible for contractual settlement date accounting. In carrying out its duties under the Lending Operational Procedures, State Street shall be subject to the standard of care and shall have the benefit of the indemnity and exculpatory provisions set forth in the Custodian Agreement.

The Fund hereby acknowledges and agrees that it shall notify its Investment Manager that it has enrolled in a third party lending program and further agrees to provide such Investment Manager with a copy of the Lending Operational Procedures.

The Fund hereby authorizes State Street to take instructions from the Lending Agent given in accordance with the Lending Operational Procedures which instructions shall be "Proper Instructions" in accordance with the Custodian Agreement and shall be given in a manner agreed upon by the parties hereto.

The Fund, State Street and the Lending Agent agree that the Lending Agent may from time to time deliver the Fund's U.S. cash, U.S. government securities or other U.S. margin-eligible securities to State Street (the "Returned Assets") to be held by State Street pursuant to the Custodian Agreement. State Street shall have no responsibility, obligation or liability to any party with respect to the Returned Assets until such time as and only so long as they are in the possession of State Street, and State Street's only responsibility, obligation or liability with respect to the Returned Assets shall be that owed with respect to other assets custodied pursuant to the Custodian Agreement. The Fund acknowledges that the foregoing direction to receive Returned Assets is a "Proper Instruction" in accordance with the Custodian Agreement.

Execution copy

The Fund hereby further instructs the Custodian that all fully-settled Returned Assets shall be allocated to the Special Custody Account (as defined in the Special Custody and Pledge Agreement by and among the Fund, State Street and the Lending Agent dated December 9, 2013). This instruction is a "Proper Instruction" in accordance with the Custodian Agreement, shall be a standing instruction, effective as of the date of this letter and shall remain in effect until revoked or amended by the Fund in writing to the Custodian.

Each of State Street, the Fund and the Lending Agent agrees that it shall maintain, and shall cause its past, present and future agents, attorneys and accountants to maintain, the confidentiality of the terms of this letter agreement, and shall not discuss or disclose, nor authorize such agents, attorneys or accountants to discuss or disclose, directly or indirectly, to any person the existence or terms of this letter agreement, other than as may be legally required pursuant to applicable law or regulation. Notwithstanding the foregoing, Lending Agent and State Street may disclose the existence or terms of this letter agreement to any governmental agency or regulatory body having or claiming to have authority to regulate or oversee any aspect of Lending Agent's or State Street's business in connection with the exercise of such authority or claimed authority. Each of State Street, the Fund and the Lending Agent agrees that there shall be no publicity, directly or indirectly, concerning any aspect of this letter agreement.

This letter agreement and the incorporated Lending Operational Procedures shall supersede any previous agreements and/or procedures that have been executed among the parties (or their assignors or successors) for such securities lending arrangements.

This letter agreement may be executed in one or more counterparts, all of which taken together shall constitute one instrument.

[Signature page follows]

Execution copy

IN WITNESS WHEREOF, the parties hereto, each properly authorized, have executed this letter agreement as of the day, month, and year first above written.

State Street Bank and Trust Company

By:
Name:	Michael F. Rogers
Title:	Executive Vice President

Acknowledged and agreed:

Reaves Utility Income Fund

By:
Name:	J. Tison Cory
Title	Secretary

BNP Paribas Prime Brokerage International, Ltd.

By:
Name:	Darren Riley
Title:	Director